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                               FIRST AMENDMENT TO
                          AMERICAN GENERAL CORPORATION
                           DEFERRED COMPENSATION PLAN


     WHEREAS, AMERICAN GENERAL CORPORATION and certain of its affiliates have heretofore adopted the AMERICAN GENERAL CORPORATION DEFERRED COMPENSATION PLAN (the "Plan") for the benefit of certain eligible individuals;

     WHEREAS, in accordance with Section 12.5 of the Plan, the Board of Directors of American General Corporation (the "Board") approved on January 21, 1999, an amendment to the Plan to include participation by non- employee directors;

     WHEREAS, the Plan Administrator is the administrative Committee appointed by the Board for the general administration of the Plan; and

     WHEREAS, in accordance with Section 8.5 of the Plan, the Plan Administrator is authorized to supply any omission that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties, and to determine all questions relating to eligibility; and

     WHEREAS, the Plan Administrator has approved certain matters in accordance with such authority, which are reflected in this Plan amendment;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 21, 1999, to include participation by non-employee directors of American General Corporation and its affiliates:

     1.  The following new definition shall be added to Section 1.1 of the Plan:

     "(h)(h)   Outside Director: A non-employee member of the Board or a
     non-employee member of  the  board of directors of an Affiliate."

     2. Section 1.1(k) of the Plan shall be deleted and the following shall be substituted therefor:

     "(k) Eligible Individual: Any individual (i) who is employed by the Company as the Chairman or as an Executive designated by the Chairman, or
          (ii) who is an Outside Director. For all purposes herein, the 'service' of an individual as an Outside Director shall be deemed to be equivalent to 'employment' with the Company."

     3. Section 1.1(s) of the Plan shall be deleted and the following shall be substituted therefor:

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     "(s) Retirement: As to a Member who is an Outside Director, cessation of board service in accordance with the board's mandatory retirement policy or, in the absence of such a policy, cessation of board service after age 70; as to a Member who is not an Outside Director, termination of employment with the Company and its Affiliates on or after 'normal retirement date' as defined in (i) the American General Supplemental Executive Retirement Plan, if such Member is participating therein, (ii) a Supplemental Executive Retirement Agreement with the Company, if such Member is a party thereto, or
          (iii) the American General Retirement Plan (or any successor plan thereto), if such Member is not so participating and is not such a party."

     4. The last sentence of Section 2.2(a) of the Plan shall be deleted and the following shall be substituted therefor:

     "Notwithstanding any provision herein to the contrary, an Eligible Individual who first becomes an Eligible Individual on other than the first day of a Plan Year may become a Member (i) on the first day of the first pay period coinciding with or next following the date he first becomes an Eligible Individual, as to a Member who is not an Outside Director, or (ii) on the first day of the calendar month coinciding with or next following the date he first becomes an Eligible Individual, as to a Member who is an Outside Director for the remainder of such Plan Year, with respect to Deferrals pursuant to Section 3.1(a) by effecting, prior to or within 30 days after the date he first becomes an Eligible Individual and within the time period prescribed by the Plan Administrator, the Deferral election prescribed by the Plan Administrator."

     5. Section 3.1(a)(1) of the Plan shall be deleted and the following shall be substituted therefor:

          "(1) Elect to defer from his Pay a fixed amount of his annual base salary (or of his annual retainers and/or attendance fees in the case of an Outside Director) for a Plan Year; and/or"

     6. The third sentence of Section 3.1(b) of the Plan shall be deleted and the following shall be substituted therefor:

     "The reduction in a Member's Pay pursuant to Section 3.1(a)(1) shall be effected by (i) equal Pay reductions each pay period, as to a Member who is not an Outside Director, and (ii) by equal Pay reductions at the time annual retainer and/or attendance fees are paid, as to a Member who is an Outside Director, during the applicable portion of the Plan Year as determined by the Plan Administrator following the effective date of such election."

     7.     Section (iv) of the second sentence of the first paragraph of
Article V of the Plan shall be deleted and the following shall be substituted therefor:


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     "(iv) his termination by the Company without 'cause' or by the Member for
     'good reason,' as defined in the Member's employment agreement with American General Corporation, only if the Member is employed by American General Corporation as the Chairman or a Vice Chairman,"

     8.     The provision in the third sentence of the first paragraph of
Article V of the Plan shall be deleted and the following shall be substituted therefor:

     ", provided that with respect to a Member who is not an Outside Director the Deferral Awards (and net accretions attributable thereto) for the year of the year preceding Retirement shall be vested only to the extent such Deferral Awards (excluding net accretions attributable thereto) do not exceed the Deferral Awards (excluding net accretions attributable thereto) for the second and third Plan Years preceding the Plan Year in which Retirement occurs."

     9. The word "Retirement" shall be substituted for the phrase "normal retirement" in the last sentence of Section 7.2 of the Plan.

     10. The second sentence of the first paragraph of Article X of the Plan shall be deleted and the following shall be substituted therefor:

     "The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company and for Outside Directors."

     11. As amended hereby, the Plan is specifically ratified and reaffirmed.



     EXECUTED this 5th day of January, 2000, by the undersigned member of the administrative Committee appointed by the Board for the general administration of the Plan.



                                           By:  /S/ JON P. NEWTON
                                                Jon P. Newton